Exhibit 99.1

Premier, Inc. Reports Fiscal Year 2022 Second Quarter Results

CHARLOTTE, N.C., February 1, 2022 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today reported financial results for the fiscal year 2022 second quarter ended December 31, 2021.

“Our fiscal 2022 second quarter results reflect continued operational execution,” said Michael J. Alkire, Premier’s president and CEO. “As we anticipated, Supply Chain Services segment revenue continued to normalize toward a pre-COVID-19 pandemic level. Performance Services segment revenue reflects the timing of enterprise analytics license agreements and growth in our adjacent markets businesses. We remain focused on delivering value to our members and other customers, particularly during the ongoing challenges brought on by the COVID-19 pandemic, as well as our stockholders.”

Fiscal Second Quarter 2022 and Recent Highlights

(Financial comparisons are for fiscal second quarter of 2022 vs. fiscal second quarter of 2021)

•	GAAP net revenue decreased 10% to $379.2 million from $422.8 million a year ago.

•	Supply Chain Services segment revenue decreased 18% to $271.5 million from $329.1 million a year ago.

•	Performance Services segment revenue increased 15% to $107.7 million from $93.7 million a year ago.

•	GAAP net income increased 72% to $77.2 million from $44.9 million a year ago.

•	GAAP diluted earnings per share (EPS) increased 72% to $0.62 from $0.36 per share a year ago.

•	Adjusted EBITDA* of $142.0 million increased 14% from $124.8 million.

•	Adjusted net income* of $90.0 million increased 13% from $79.4 million a year ago and adjusted EPS* increased 12% to $0.73 from $0.65 a year ago.

•	For the six months ended December 31, 2021, the company generated cash flow from operations of $197.5 million and free cash flow* of $107.1 million.

•

During the six months ended December 31, 2021, Premier repurchased approximately 4.5 million shares of Class A common stock for a total purchase price of $176.0 million as part of its previously authorized $250.0 million stock repurchase program and paid aggregate dividends of approximately $49.0 million to holders of its Class A common stock.

•	On January 20, 2022, Premier’s Board of Directors declared a quarterly cash dividend of $0.20 per share, which is payable on March 15, 2022, to stockholders of record as of March 1, 2022.

*

Descriptions of consolidated and segment adjusted (non-GAAP) financial measures and non-GAAP free cash flow are provided below under “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

Consolidated Fiscal 2022 Second-Quarter Financial Highlights and Results of Operations

Consolidated Financial Highlights

	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands, except per share data)	2021	2020	% Change	2021	2020	% Change
Net Revenue:
Supply Chain Services:
Net administrative fees	$150,403	$145,339	3%	$299,865	$277,984	8%
Other services and support	9,326	4,086	128%	18,251	9,677	89%

Services	159,729	149,425	7%	318,116	287,661	11%
Products	111,766	179,670	(38)%	230,196	295,085	(22)%

Total Supply Chain Services	271,495	329,095	(18)%	548,312	582,746	(6)%
Performance Services	107,729	93,732	15%	196,059	186,968	5%

Total segment net revenue	379,224	422,827	(10)%	744,371	769,714	(3)%
Eliminations	(9)	—	—%	(9)	—	—%

Net revenue	$379,215	$422,827	(10)%	$744,362	$769,714	(3)%

Net income	$77,232	$44,904	72%	$198,538	$202,432	(2)%
Net income attributable to stockholders	$75,545	$43,969	72%	$197,549	$162,967	21%
Net income for diluted earnings per share	$75,545	$43,969	72%	$198,538	$162,967	22%
Diluted earnings per share attributable to stockholders	$0.62	$0.36	72%	$1.61	$1.46	10%
NON-GAAP FINANCIAL MEASURES*:
Adjusted EBITDA:
Supply Chain Services	$134,280	$118,939	13%	$263,549	$221,590	19%
Performance Services	39,010	36,609	7%	62,725	73,724	(15)%

Total segment adjusted EBITDA	173,290	155,548	11%	326,274	295,314	10%
Corporate	(31,274)	(30,730)	(2)%	(62,555)	(59,753)	(5)%

Total	$142,016	$124,818	14%	$263,719	$235,561	12%

Adjusted net income	$90,011	$79,394	13%	$165,145	$149,553	10%

Adjusted earnings per share	$0.73	$0.65	12%	$1.34	$1.22	10%

*	Refer to the supplemental financial information at the end of this release for reconciliation of reported GAAP results to non-GAAP results.

Fiscal 2022 Outlook and Guidance

The statements in this section are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Forward-Looking Statements” below and the “Risk Factors” section of the company’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in the company’s other filings with the SEC including its Form 10-Q for the quarter ended December 31, 2021, which the company expects to file with the SEC shortly after the date of this release.

For fiscal 2022, Premier is increasing its total net revenue guidance range to $1.40 billion to $1.44 billion from a range of

$1.32 billion to $1.43 billion. The company continues to expect fiscal 2022 adjusted EBITDA to be in the range of $483 million to $500 million. Premier is revising its previous guidance range of $2.56 to $2.66 for adjusted EPS to a range of $2.45 to $2.55 as a result of its expectation that its effective income tax rate will be in the range of 24% to 26% as compared to its previous expectation of 21% for the full fiscal year 2022. The company noted that its adjusted EPS guidance includes the effect of 4.5 million in share repurchases through December 31, 2021, but does not include the effect of any subsequent share repurchases in fiscal 2022.

Guidance Metric	Fiscal 2022 Guidance Range* (as of February 1, 2022)	Previous Fiscal 2022 Guidance Range (as of November 2, 2021)
Segment Net Revenue:
Supply Chain Services	$1.0 billion to $1.02 billion	$925 million to $1.01 billion
Performance Services	$395 million to $420 million	$395 million to $420 million
Total Net Revenue	$1.40 billion to $1.44 billion	$1.32 billion to $1.43 billion
Adjusted EBITDA	$483 million to $500 million	$483 million to $500 million
Adjusted EPS	$2.45 to $2.55	$2.56 to $2.66

Fiscal 2022 guidance assumes the realization of the following key assumptions:

•	Net administrative fees revenue of $580 million to $600 million (previously: $570 million to $590 million)

•	Direct sourcing products revenue of $370 million to $390 million (previously: $350 million to $390 million)

•	Net revenue available under contract that represents approximately 86% to 93% of the fiscal 2022 guidance range (as provided on August 17, 2021)

•	Capital expenditures of $90 million to $95 million (previously: $100 million to $110 million)

•	Effective income tax rate in the range of 24% to 26% (previously: 21%)

•	Free cash flow of 35% to 50% of adjusted EBITDA

•	Per-share guidance does not include the impact of share repurchases under the previously authorized $250 million stock repurchase plan made after December 31, 2021

•	Does not include the effect of any potential future significant acquisitions

*

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Refer to “Premier’s Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

Results of Operations for the Three Months Ended December 31, 2021

(As compared with the three months ended December 31, 2020)

GAAP net revenue of $379.2 million decreased 10% from $422.8 million for the same period a year ago primarily driven by higher demand and pricing in the prior year period for personal protective equipment (PPE) and other high demand supplies necessary to address the COVID-19 pandemic. The decrease was partially offset by growth in net administrative fees, ongoing demand for commodity products and growth in the company’s Performance Services segment in the current year period.

GAAP net income of $77.2 million increased 72% from $44.9 million a year ago primarily related to growth in gross profit resulting from increases in net administrative fees and Performance Services revenue, a decrease in income tax expense driven by the reorganization and simplification of the company’s subsidiary reporting structure that occurred in the second quarter of fiscal 2022, and the prior year quarter loss on put rights associated with Premier’s minority interest in FFF Enterprises, Inc. These increases were partially offset by higher operating expenses related to an increase in selling, general and administrative (SG&A) expenses as the company continues to invest to support growth in its adjacent markets businesses which include Remitra, Contigo Health, applied sciences and clinical decision support.

GAAP diluted EPS of $0.62 increased 72% from $0.36 in the same period a year ago.

Adjusted EBITDA of $142.0 million increased 14% from $124.8 million for the same period a year ago.

Adjusted net income of $90.0 million increased 13% from $79.4 million for the same period a year ago. Adjusted earnings per share increased 12% to $0.73 from $0.65 for the same period a year ago.

Segment Results

(For the fiscal second quarter of 2022 as compared with the fiscal second quarter of 2021)

Supply Chain Services

Supply Chain Services segment net revenue of $271.5 million decreased 18% from $329.1 million for the same quarter a year ago.

Net administrative fees revenue of $150.4 million increased $5.1 million, or 3%, from $145.3 million in the year ago quarter primarily due to a less significant impact from the COVID-19 pandemic compared with the prior year period and further penetration of existing member spend in the quarter.

Products revenue of $111.8 million decreased $67.9 million, or 38%, from $179.7 million a year ago, primarily driven by lower demand and pricing for personal protective equipment (PPE) and other high demand supplies associated with forward buys and certain non-healthcare provider customers as a result of the state of the COVID-19 pandemic relative to the prior year quarter. The decrease was partially offset by growth in ongoing demand for commodity products in the core direct sourcing business.

Segment adjusted EBITDA of $134.3 million increased 13% from $118.9 million for the same period a year ago, primarily as a result of increased net administrative fee revenue as well as an increase in favorable product mix in the company’s direct sourcing products business.

Performance Services

Performance Services segment net revenue of $107.7 million increased 15% from $93.7 million for the same quarter a year ago, primarily driven by demand for enterprise analytics capabilities which resulted in growth in the execution, and associated revenue recognition, of enterprise analytics license agreements in the current year compared with the prior year period as well as growth in the company’s adjacent markets businesses which include Contigo Health, Remitra, applied sciences and clinical decision support.

Segment adjusted EBITDA of $39.0 million increased 7% from $36.6 million for the same period a year ago primarily due to the increase in revenue which was partially offset by higher selling, general and administrative expense primarily related to additional headcount to support growth in the company’s adjacent markets businesses.

Results of Operations for the Six Months Ended December 31, 2021

(As compared with the six months ended December 31, 2020)

GAAP net revenue of $744.4 million decreased 3% from $769.7 million for the same period a year ago.

GAAP net income of $198.5 million decreased 2% from $202.4 million a year ago primarily due to the prior year period one-time deferred tax benefit associated with the deferred tax asset remeasurement as a result of the company’s restructure that occurred in August 2020 as well as an increase in operating expenses. The decrease was partially offset by the gain recognized as a result of the termination of the put rights associated with Premier’s minority interest in FFF Enterprises, Inc. and an increase in gross profit driven by increases in net administrative fees and Performance Services revenue.

GAAP diluted EPS of $1.61 increased 10% from $1.46 in the same period a year ago.

Adjusted EBITDA of $263.7 million increased 12% from $235.6 million for the same period a year ago.

Adjusted net income of $165.1 million increased 10% from $149.6 million for the same period a year ago. Adjusted earnings per share increased 10% to $1.34 from $1.22 for the same period a year ago.

Supply Chain Services segment net revenue of $548.3 million decreased 6% from $582.7 million for the same period a year ago. Segment adjusted EBITDA of $263.5 million increased 19% from $221.6 million for the same period a year ago.

Performance Services segment net revenue of $196.1 million increased 5% from $187.0 million for the same period a year ago. Segment adjusted EBITDA of $62.7 million decreased 15% from $73.7 million for the same period a year ago.

Cash Flows and Liquidity

Net cash provided by operating activities increased by $81.4 million from the prior year mainly due to a decrease in cash outlays in the current year due to the prior year build-up in inventory to meet demand for PPE and other high-demand supplies associated with the COVID-19 pandemic, partially offset by an increase in cash outflows associated with operational investments to support growth in the company’s adjacent markets businesses, the impact of administrative fee share payments to members in the current year compared with the prior year, and the timing of cash receipts on enterprise analytics license agreements.

Net cash used in investing activities and net cash used in financing activities for the six months ended December 31, 2021 were $68.7 million and $171.8 million, respectively. At December 31, 2021, cash and cash equivalents were $86.2 million compared with $129.1 million at June 30, 2021, and the company’s five-year, $1.0 billion revolving credit facility had an outstanding balance of $125.0 million.

Free cash flow for the six months ended December 31, 2021 was $107.1 million compared with $37.1 million for the same period a year ago. The increase was primarily due to the same factors that affected net cash provided by operating activities as well as changes resulting from the company’s August 2020 restructure.

Through December 31, 2021, the company repurchased a total of approximately 4.5 million shares of Class A common stock for $176.0 million. During the quarter, the company paid aggregate dividends of approximately $49.0 million to holders of its Class A common stock. There is no assurance regarding future share repurchases or dividend payments.

Conference Call

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at

8:00 a.m. ET. The call will be webcast live from the company’s website and will be available at the following link: Premier Webcast Link. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(877	) 317-6789
International participant dial-in number:	(412	) 317-6789

Premier’s presentation that will accompany the conference call and webcast can be accessed via the following link: Premier Events.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 225,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners, payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement) in connection with our August 2020 reorganization and purchases of property and equipment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Non-recurring items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition and disposition related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted net income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic and financial restructuring expenses, (v) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items.

Adjusted earnings per share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and Tax Receivable Agreement payments to limited partners, early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2021, filed with the Securities and Exchange Commission (“SEC”), as may be updated in subsequent filings with the SEC.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to our ability to advance our long-term strategies, the payment of dividends at current levels, or at all, the timing and number of shares repurchased under our share repurchase approval, our expected lower effective income tax rate, and the statements under the heading “Fiscal 2022 Outlook and Guidance” and the key assumptions underlying fiscal 2022 guidance, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2021, as well as the Form 10-Q for the quarter ended December 31, 2021, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:
Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net revenue:
Net administrative fees	$150,403	$145,339	$299,865	$277,984
Other services and support	117,046	97,818	214,301	196,645

Services	267,449	243,157	514,166	474,629
Products	111,766	179,670	230,196	295,085

Net revenue	379,215	422,827	744,362	769,714
Cost of revenue:
Services	45,782	40,122	89,591	78,872
Products	96,933	171,722	206,295	285,150

Cost of revenue	142,715	211,844	295,886	364,022

Gross profit	236,500	210,983	448,476	405,692

Operating expenses:
Selling, general and administrative	146,840	129,997	274,654	253,951
Research and development	846	722	1,840	1,298
Amortization of purchased intangible assets	10,850	10,260	21,739	23,464

Operating expenses	158,536	140,979	298,233	278,713

Operating income	77,964	70,004	150,243	126,979

Equity in net income of unconsolidated affiliates	6,116	4,572	13,174	10,499
Interest expense, net	(2,873)	(3,398)	(5,661)	(5,517)
(Loss) gain on FFF Put and Call Rights	—	(14,507)	64,110	(16,426)
Other income, net	2,392	4,890	2,072	8,573

Other income (expense), net	5,635	(8,443)	73,695	(2,871)

Income before income taxes	83,599	61,561	223,938	124,108
Income tax expense (benefit)	6,367	16,657	25,400	(78,324)

Net income	77,232	44,904	198,538	202,432
Net income attributable to non-controlling interest	(1,687)	(935)	(989)	(12,780)
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	(26,685)

Net income attributable to stockholders	$75,545	$43,969	$197,549	$162,967

Calculation of GAAP Earnings per Share
Numerator for basic earnings per share:
Net income attributable to stockholders	$75,545	$43,969	$197,549	$162,967
Numerator for diluted earnings per share:
Net income attributable to stockholders	$75,545	$43,969	$197,549	$162,967
Net income attributable to non-controlling interest	—	—	989	—

Net income for diluted earnings per share	$75,545	$43,969	$198,538	$162,967

Denominator for earnings per share:
Basic weighted average shares outstanding	121,181	122,127	122,063	110,851
Effect of dilutive securities:
Stock options	267	321	288	287
Restricted stock	540	333	516	318
Performance share awards	485	138	656	117

Diluted weighted average shares and assumed conversions	122,473	122,919	123,523	111,573

Earnings per share attributable to stockholders:
Basic	$0.62	$0.36	$1.62	$1.47
Diluted	$0.62	$0.36	$1.61	$1.46

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	December 31, 2021	June 30, 2021
Assets
Cash and cash equivalents	$86,161	$129,141
Accounts receivable (net of $1,312 and $1,174 allowance for credit losses, respectively)	137,902	142,557
Contract assets (net of $1,248 and $1,110 allowance for credit losses, respectively)	289,136	266,173
Inventory	148,415	176,376
Prepaid expenses and other current assets	66,499	68,049

Total current assets	728,113	782,296
Property and equipment (net of $559,269 and $518,332 accumulated depreciation, respectively)	225,470	224,271
Intangible assets (net of $311,650 and $289,912 accumulated amortization, respectively)	374,904	396,642
Goodwill	999,913	999,913
Deferred income tax assets	761,934	781,824
Deferred compensation plan assets	57,172	59,581
Investments in unconsolidated affiliates	192,398	153,224
Operating lease right-of-use assets	44,122	48,199
Other assets	67,436	76,948

Total assets	$3,451,462	$3,522,898

Liabilities and stockholders’ equity
Accounts payable	$70,510	$85,413
Accrued expenses	53,728	48,144
Revenue share obligations	230,109	226,883
Accrued compensation and benefits	62,815	100,713
Deferred revenue	33,367	34,058
Current portion of notes payable to former limited partners	96,877	95,948
Line of credit and current portion of long-term debt	128,005	78,295
Other current liabilities	47,599	47,330

Total current liabilities	723,010	716,784
Long-term debt, less current portion	2,745	5,333
Notes payable to former limited partners, less current portion	250,324	298,995
Deferred compensation plan obligations	57,172	59,581
Deferred consideration, less current portion	57,444	56,809
Operating lease liabilities, less current portion	38,350	43,102
Other liabilities	43,615	112,401

Total liabilities	1,172,660	1,293,005

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 124,403,702 shares issued and 119,935,420 shares outstanding at December 31, 2021 and 122,533,051 shares issued and outstanding at June 30, 2021	1,244	1,225
Treasury stock, at cost; 4,468,282 and 0 shares at December 31, 2021 and June 30, 2021, respectively	(176,024)	—
Additional paid-in capital	2,135,687	2,059,194
Retained earnings	317,896	169,474
Accumulated other comprehensive loss	(1)	—

Total stockholders’ equity	2,278,802	2,229,893

Total liabilities and stockholders’ equity	$3,451,462	$3,522,898

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2021	2020
Operating activities
Net income	$198,538	$202,432
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,205	60,031
Equity in net income of unconsolidated affiliates	(13,174)	(10,499)
Deferred income taxes	19,890	(104,378)
Stock-based compensation	23,788	14,545
(Gain) loss on FFF put and call rights	(64,110)	16,426
Other	930	323
Changes in operating assets and liabilities:
Accounts receivable, inventories, prepaid expenses and other assets	50,164	(127,764)
Contract assets	(22,963)	(23,541)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	(58,741)	88,602

Net cash provided by operating activities	$197,527	$116,177
Investing activities
Purchases of property and equipment	$(42,660)	$(44,864)
Acquisition of businesses and equity method investments, net of cash acquired	(26,000)	(791)
Other	—	(1,228)

Net cash used in investing activities	$(68,660)	$(46,883)

Financing activities
Payments made on notes payable	$(50,621)	$(3,684)
Proceeds from credit facility	175,000	125,000
Payments on credit facility	(125,000)	(100,000)
Distributions to limited partners of Premier LP	—	(9,949)
Payments to limited partners of Premier LP related to tax receivable agreements	—	(24,218)
Cash dividends paid	(49,044)	(46,396)
Repurchase of Class A common stock (held as treasury stock)	(173,916)	—
Proceeds from exercise of stock options	37,267	2,416
Other	14,468	(2,754)

Net cash used in financing activities	$(171,846)	$(59,585)

Effect of exchange rate changes on cash flows	(1)	—
Net increase in cash and cash equivalents	(42,980)	9,709
Cash and cash equivalents at beginning of year	129,141	99,304

Cash and cash equivalents at end of period	$86,161	$109,013

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2021	2020
Net cash provided by operating activities	$197,527	$116,177
Purchases of property and equipment	(42,660)	(44,864)
Distributions to limited partners of Premier LP	—	(9,949)
Payments to limited partners of Premier LP related to tax receivable agreements	—	(24,218)
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (a)	(47,741)	—

Free Cash Flow	$107,126	$37,146

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring are presented in Condensed Consolidated Statement of Cash Flows under “Payments made on notes payable.” The company paid $51.3 million to members including imputed interest of $3.6 million which is included in net cash provided by operating activities.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net income	$77,232	$44,904	$198,538	$202,432
Interest expense, net	2,873	3,398	5,661	5,517
Income tax expense (benefit)	6,367	16,657	25,400	(78,324)
Depreciation and amortization	20,870	19,093	41,466	36,567
Amortization of purchased intangible assets	10,850	10,260	21,739	23,464

EBITDA	118,192	94,312	292,804	189,656
Stock-based compensation	16,330	7,415	24,081	14,790
Acquisition & disposition related expenses	3,746	7,918	7,167	10,763
Loss (gain) on FFF put and call rights	—	14,507	(64,110)	16,426
Other expense, net	3,748	666	3,777	3,926

Adjusted EBITDA	$142,016	$124,818	$263,719	$235,561

Income before income taxes	$83,599	$61,561	$223,938	$124,108
Equity in net income of unconsolidated affiliates	(6,116)	(4,572)	(13,174)	(10,499)
Interest expense, net	2,873	3,398	5,661	5,517
Loss (gain) on FFF put and call rights	—	14,507	(64,110)	16,426
Other income, net	(2,392)	(4,890)	(2,072)	(8,573)

Operating income	77,964	70,004	150,243	126,979
Depreciation and amortization	20,870	19,093	41,466	36,567
Amortization of purchased intangible assets	10,850	10,260	21,739	23,464
Stock-based compensation	16,330	7,415	24,081	14,790
Acquisition & disposition related expenses	3,746	7,918	7,167	10,763
Equity in net income of unconsolidated affiliates	6,116	4,572	13,174	10,499
Deferred compensation plan income	2,389	4,803	2,071	7,710
Other expense, net	3,751	753	3,778	4,789

Adjusted EBITDA	$142,016	$124,818	$263,719	$235,561

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$134,280	$118,939	$263,549	$221,590
Performance Services	39,010	36,609	62,725	73,724
Corporate	(31,274)	(30,730)	(62,555)	(59,753)

Adjusted EBITDA	$142,016	$124,818	$263,719	$235,561

Net income attributable to stockholders	$75,545	$43,969	$197,549	$162,967
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	26,685
Net income attributable to non-controlling interest	1,687	935	989	12,780
Income tax expense (benefit)	6,367	16,657	25,400	(78,324)
Amortization of purchased intangible assets	10,850	10,260	21,739	23,464
Stock-based compensation	16,330	7,415	24,081	14,790
Acquisition & disposition related expenses	3,746	7,918	7,167	10,763
Loss (gain) on FFF put and call rights	—	14,507	(64,110)	16,426
Other expense, net	5,490	2,805	7,378	7,229

Adjusted income before income taxes	120,015	104,466	220,193	196,780
Income tax expense on adjusted income before income taxes	30,004	25,072	55,048	47,227

Adjusted Net Income	$90,011	$79,394	$165,145	$149,553

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net income attributable to stockholders	$75,545	$43,969	$197,549	$162,967
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	26,685
Net income attributable to non-controlling interest	1,687	935	989	12,780
Income tax expense (benefit)	6,367	16,657	25,400	(78,324)
Amortization of purchased intangible assets	10,850	10,260	21,739	23,464
Stock-based compensation	16,330	7,415	24,081	14,790
Acquisition & disposition related expenses	3,746	7,918	7,167	10,763
Loss (gain) on FFF put and call rights	—	14,507	(64,110)	16,426
Other expense, net	5,490	2,805	7,378	7,229

Adjusted income before income taxes	120,015	104,466	220,193	196,780
Income tax expense on adjusted income before income taxes	30,004	25,072	55,048	47,227

Adjusted Net Income	$90,011	$79,394	$165,145	$149,553
Weighted average:
Common shares used for basic and diluted earnings per share	121,181	122,127	122,063	110,851
Potentially dilutive shares	1,292	792	1,460	722

GAAP weighted average shares outstanding—diluted	122,473	122,919	123,523	111,573
Conversion of Class B common units	—	—	—	11,185

Weighted average shares outstanding—diluted	122,473	122,919	123,523	122,758

GAAP earnings per share	$0.62	$0.36	$1.62	$1.47
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	0.24
Net income attributable to non-controlling interest	0.01	0.01	0.01	0.12
Income tax expense (benefit)	0.05	0.14	0.21	(0.71)
Amortization of purchased intangible assets	0.09	0.08	0.18	0.21
Stock-based compensation	0.13	0.06	0.20	0.13
Acquisition & disposition related expenses	0.03	0.06	0.06	0.10
Loss (gain) on FFF put and call rights	—	0.12	(0.53)	0.15
Other expense, net	0.06	0.02	0.06	0.07
Impact of corporation taxes	(0.25)	(0.20)	(0.45)	(0.43)
Impact of dilutive shares	(0.01)	—	(0.02)	(0.13)

Adjusted EPS	$0.73	$0.65	$1.34	$1.22